SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (“Second Amendment”) is entered into as of July 11, 2007 (the “Effective Date”) as a Second Amendment to the Employment Agreement entered into by and between Tesoro Corporation (the “Company”) and William J. Finnerty (the “Executive”) as of February 2, 2005 (the “Employment Agreement”), as amended by that certain First Amendment to Employment Agreement dated as of February 2, 2006 (the “First Amendment”) by and between the Company and the Executive.
WITNESSETH:
     WHEREAS, the Company and the Executive have previously entered into the Employment Agreement and the First Amendment;
     WHEREAS, effective as of February 2, 2006, the Executive received a promotion from Executive Vice President, Operations to Executive Vice President and Chief Operating Officer; and
     WHEREAS, the Company and the Executive wish to further amend the Employment Agreement by entering into this Second Amendment so as to (i) reflect the Executive’s promotion from Executive Vice President, Operations to Executive Vice President and Chief Operating Officer and change (ii) the amount of certain fee reimbursements to the Executive;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein including, but not limited to, the Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Defined Terms. Capitalized terms not otherwise defined in this Second Amendment shall have the meaning set forth in the Employment Agreement.

2.	Amendments.
     (a) All references in the Employment Agreement to “Executive Vice President, Operations” are hereby amended to read “Executive Vice President and Chief Operating Officer”. Without limiting the generality of the foregoing, the Employment Agreement is hereby amended as follows:
     (i) The first recital set forth in the Employment Agreement under “WITNESSETH” is hereby amended to read, in its entirety, as follows:
“WHEREAS, the Company wishes to employ the Executive as its Executive Vice President and Chief Operating Officer and the Executive wishes to continue such employment; and”
     (ii) Section 3(a) of the Employment Agreement is hereby amended to read, in its entirety, as follows:
(a) Executive shall serve as Executive Vice President and Chief Operating Officer of the Company. In such capacities, Executive shall perform such duties and have the power, authority and functions commensurate with such positions in similarly sized public companies and such other authority and functions consistent with such positions as may be assigned to Executive from time to time by the Chief Executive Officer.
     (b) Section 4(a) of the Employment Agreement is hereby amended to read, in its entirety, as follows:
     (a) ANNUAL BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate of $754,000 less applicable taxes, or such higher rate as may be determined from time to time by the Board of Directors of the Company (the “Board). The annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual

Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.
     (c) Section 4(e) of the Employment Agreement is hereby amended to read, in its entirety, as follows:
     (e) FEE REIMBURSEMENTS.
     The Company will reimburse the Executive as provided in the Company’s policies and procedures for an initiation fee or fees and dues for a country, luncheon or social club or clubs. In addition, the Company will reimburse the Executive for additional initiation fees to the extent the Board of Directors or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.
     3. Acknowledgement and Waiver. The Company and the Executive acknowledge and agree that the promotion of the Executive from Executive Vice President, Operations to Executive Vice President and Chief Operating Officer and the related change in his positions, duties and responsibilities shall not be deemed to constitute (i) a material diminution of Executive’s positions, duties or responsibilities under the Employment Agreement or the assignment to the Executive of duties or responsibilities that are inconsistent with the Executive’s position, (ii) the removal of the Executive from officer positions with the Company specified in the Employment Agreement, or (iii) a material breach by the Company of any provision of the Employment Agreement, for purposes of the definition of “Good Reason” set forth in the Employment Agreement. The Executive hereby irrevocably waives any claim that the promotion from Executive Vice President, Operations to Executive Vice President and Chief Operating Officer constitutes Good Reason under the terms of the Employment Agreement.
     4. Employment Agreement Remains in Full Force and Effect. Except as expressly amended by this Second Amendment, the Employment Agreement, as amended by the First Amendment, shall remain in full force and effect and all of the terms of the Employment

Agreement, as amended by the First Amendment, are hereby incorporated into this Second Amendment.
     5. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.
     6. Miscellaneous.
     (a) Waiver. The failure of a party to insist upon strict adherence to any term of this Second Amendment on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Second Amendment.
     (b) Separability. If any term or provision of this Second Amendment is declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Second Amendment in full force and effect.
     (c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Second Amendment.
     (d) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.
     (e) Counterparts. This Second Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Second Amendment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the day and year first above written.

TESORO CORPORATION

By: Bruce A. Smith
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

William J. Finnerty, Executive